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                      October 22, 2020

       Jeffrey Rutherford
       Chief Financial Officer
       Diebold Nixdorf, Incorporated
       5995 Mayfair Road
       P.O. Box 3077
       North Canton, Ohio 44720-8077

                                                        Re: Diebold Nixdorf,
Incorporated
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 26,
2020
                                                            Form 10-Q for the
Quarterly Period Ended June 30, 2020
                                                            Filed July 31, 2020
                                                            File No. 001-04879

       Dear Mr. Rutherford:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology